Exhibit 5.1

[JONES DAY LETTERHEAD]

April 20, 2012

Cumulus Media Inc.

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

Re:	Registration Statement on Form S-3 of Cumulus Media Inc.

Ladies and Gentlemen:

We have acted as counsel to Cumulus Media Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a delayed or continuous basis, of (i) up to 3,315,238 outstanding shares (the “Class A Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”); (ii) up to 6,630,476 outstanding shares (the “Class B Shares”) of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”); (iii) up to 6,630,476 shares of Class A Common Stock issuable upon conversion of the Class B Shares (the “Class A Conversion Shares”); and (iv) up to 8,267,968 shares of Class A Common Stock (the “Class A Warrant Shares”) issuable upon conversion of the same number of shares of Class B Common Stock (the “Class B Warrant Shares”) that are issuable upon exercise of outstanding warrants to purchase 8,267,968 shares of Class B Common Stock (the “Warrants”), beneficially owned by the security holders identified as selling security holders in the Company’s Registration Statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”). The Warrants were issued pursuant to the Amended and Restated Warrant Agreement, dated as of August 1, 2011 (the “Warrant Agreement”), between CMP Susquehanna Radio Holdings Corp., an indirect wholly owned subsidiary of the Company (“Radio Holdings”), and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agent”), and the Warrant Exchange Agreement, dated as of July 31, 2011, between the Company and Radio Holdings. Pursuant to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate”), shares of Class B Common Stock, including the Class B Shares and the Class B Warrant Shares, are convertible into shares of Class A Common Stock.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Class A Shares are validly issued, fully paid and nonassessable.

2.	The Class B Shares are validly issued, fully paid and nonassessable.

Cumulus Media Inc.

April 20, 2012

3. The Class A Conversion Shares, when issued upon conversion of the Class B Shares pursuant to the terms and conditions of the Certificate, will be validly issued, fully paid and nonassessable.

4. The Class A Warrant Shares, when issued upon conversion of the Class B Warrant Shares pursuant to the terms and conditions of the Certificate, and when such Class B Warrant Shares are issued and delivered upon exercise of the Warrants pursuant to their terms, will be validly issued, fully paid and nonassessable.

With respect to the Class A Warrant Shares, we have further assumed that the Warrant Agreement constitutes a valid and binding obligation of the Warrant Agent.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day